XFONE, Inc.

 Monitoring Report | November 2009

Author:
Ziv Frankel, Analyst
ziv@midroog.co.il

Contacts:
Sigal Issaschar, Senior Team Leader
i.sigal@midroog.co.il

Avital Bar-Dayan - Senior VP, Head of Corporate and Financial Institutions
bardayan@midroog.co.il

XFONE, Inc.

Bond (Series A)	Baa1	Watchlist with Negative Implications

Midroog has announced that the rating of the series A bond issued by Xfone, Inc.  ("Xfone" or the "Company") is being placed on Watchlist with negative implications.  The rating is being placed on Watchlist following the Company's announcement today (November 30, 2009) that only NIS 10 million of the quarterly bond payment of approximately NIS 17.4 million (principal and interest) will be paid on the upcoming bond maturity date (December 1, 2009). According to the Company's announcement, it will pay the balance of the amount no later than December 14, 2009.  The reason for the delay in payment, according to the Company's announcement, is the need to reorganize resources due to non-receipt of the advance on the sale of the Company's holdings in Xfone 018 Ltd. of about NIS 11.4 million.

In October 2009, Midroog downgraded the bond rating from A3 to Baa1 and maintained the negative outlook. Midroog will evaluate the Company's rating with respect to its ability to repay the full upcoming quarterly payment within 14 days of the next bond maturity date.  The Company's rating will also be examined in view of an evaluation of the Company's liquidity.

Bond series rated by Midroog:
Series	Stock No.	Issue Date	Fixed interest	Linkage	Balance in Books as of 30/6/2009 (NIS 000's)*	Bond Repayment Years
A	1112721	December 2007	8.00%	Index	95,216	2008-2015
*The balance in the books of $25,337,000 as of that date was translated according to the exchange rate of June 30, 2009 of NIS 3.758 = $1.

About the Company

Xfone has three main subsidiaries: Xfone 018 (69% owned) operates in Israel in the local and long-distance telephony fields (including prepaid calling cards) and the Internet; Swiftnet operates in the UK (together with fellow subsidiaries) as a provider of telephony services (including prepaid calling cards) and Internet services; and NTS operates in the US (including through subsidiaries and jointly with its fellow subsidiary in Mississippi and Louisiana - Xfone USA) in the wholesale of call minutes, ISP and telephony services to the business and private sectors and also in the Fiber-to-the-Premise (FTTP) sector in which the company creates continuous fiber optic infrastructure between various content providers (telephony, Internet and video) and the user, a sector in which the company is operating on a joint project with the U.S. government for fiber-networking entire urban areas.

The Company's headquarters are located in Lubbock, Texas. The Company's ordinary shares are traded on the NYSE Amex exchange in the U.S. as well as on the Tel-Aviv Stock Exchange (TASE) (in a "dual listing"). The bond is traded on TASE only.

The major controlling shareholders are the founding partners, Mr. Guy Nissenson and Mr. Avraham Keinan. Other major shareholders are Richard Scott and the Gagnon Fund.

Rating History

Rating Scale

Investment grade	Aaa	Obligations rated Aaa are those which, according to Midroog's judgment, are of the highest quality and involve minimal credit risk.
	Aa	Obligations rated Aa are those which, according to Midroog’s judgment, are of high quality, and involve very low credit risk.
	A	Obligations rated A are considered by Midroog in the upper-end of the middle rating, and involve low credit risk.
Baa
Obligations rated Baa are those which, according to Midroog's judgment, involve moderate credit risk.  They are considered middle-level rated liabilities and as those that could have speculative characteristics.

Speculative	Ba	Obligations rated Ba include which according to Midroog's judgment have speculative elements and involve significant credit risk.
investment	B	Obligations rated B are those which, Midroog's judgment, are speculative and involve a high degree of credit risk.
	Caa	Obligations rated Caa are those which, according to Midroog's judgment, have weak standing and involve very high credit risk.
	Ca	Obligations rated Ca are very speculative investments and could be in a situation of insolvency or close to insolvency, with some prospect that principal and interest will be repaid.
	C	Obligations rated C are rated in the lowest rating and are generally in a situation of insolvency with remote prospects of repayment of principal and interest.

Midroog uses the variables 1, 2 and 3 in each of the rating categories, from Aa to Caa.  The variable “1” means that the bond is at the upper end of the rating category to which it has been assigned, cited in letters.  The variable “2” means that it is in the middle of the rating category; whereas the variable “3” means that the bond is at the lower end of its rating category, as cited in letters.

Report No:   CIX101109000M

Midroog Ltd., Millennium Tower, 17 Ha’Arba'a Street, Tel-Aviv 64739
Tel: 03-6844700, Fax: 03-6855002, www.midroog.co.il

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